Exhibit 4.2
EXECUTION COPY
AMENDED AND RESTATED FIRST OFFER AND CO-SALE AGREEMENT
     This AMENDED AND RESTATED FIRST OFFER AND CO-SALE AGREEMENT (the “Agreement”) is made as of the 3rd day of August, 2007, by and among Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), the officers and directors of the Company listed on Schedule A hereto (the “Shareholders”), Clean Technology Fund II, LP (“CTF”), CapVest Venture Fund, LP “(CapVest”), Technology Transformation Venture Fund, LP (“TTVF’) and GE Capital Equity Investments, Inc. (“GE”). CTF, CapVest and TTVF are collectively referred to herein as the “Series C Investors” and the Series C Investors and GE are collectively referred to herein as the “Investors.” The Investors, together with any transferee of (i) the Series C Senior Convertible Preferred Stock (the “Series C Preferred Stock”); (ii) the Convertible Subordinated Promissory Notes (the “Notes”) issued pursuant to that certain Strategic Alliance and Note Purchase Agreement, dated as of the date hereof (the “Note Purchase Agreement”); or (iii) common stock issuable upon the conversion of either of the Series C Preferred Stock or the Notes that is subject to the terms of this Agreement, are also herein referred to as “Investors.” This Agreement shall supersede a certain First Offer and Co-Sale Agreement, dated as of July 31, 2006 and the Joinder thereto dated as of September 28, 2006 (collectively, the “Original Agreement”), and such Original Agreement shall be terminated and all rights and obligations pursuant thereto shall be of no further force and effect as of the date hereof.
WITNESSETH:
     WHEREAS, the Company and the Investors are parties to the Note Purchase Agreement pursuant to which the Investors are purchasing the Notes;
     WHEREAS, the Company and the Shareholders wish to enter into this Agreement to provide inducement to the Investors to purchase the Notes;
     WHEREAS, the Company, the Shareholders and the Series C Investors entered into the Original Agreement in connection with the purchase and sale of Series C Preferred Stock, pursuant to Stock Purchase Agreements dated as of July 31, 2006 and September 28, 2006 (collectively, the “Series C Purchase Agreement”); and
     WHEREAS, under Section 10 of the Original Agreement, the Original Agreement may be amended by the written consent of the Company and the holders of a majority of the Company’s Common Stock (assuming full conversion of all shares of Preferred Stock owned by all of the Series C Investors at the conversion rate effective on the date herewith);
     NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions.
     For purposes of this Agreement, the following terms have the meanings specified below:

          (a) Common Stock. “Common Stock” means the Common Stock of the Company.
          (b) Delivery. “Delivery” has the meaning set forth in Section 6 below.
          (c) Equity Securities. “Equity Securities” means any securities now or hereafter owned or held by a Holder (or a transferee in accordance with Section 2.3 herein), or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing.
          (d) Holders. “Holders” means each of the Investors and Shareholders or persons who have acquired Equity Securities from any Investor or Shareholder or the transferees or assignees of an Investor or Shareholder in accordance with the provisions of Section 2.3 or Section 3 of this Agreement.
          (e) Independent Director. “Independent Director” has the same meaning as set forth in the Company’s Amended and Restated Articles of Incorporation dated as of July 31, 2006.
          (f) Preferred Stock. “Preferred Stock” means the Preferred Stock of the Company.
          (g) QIPO. “QIPO” means the closing of the sale of shares of Common Stock at a price to the public, on or before August 3, 2009, of at least $11.23 per share, and after such date, of at least $13.47 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Company after deduction of underwriters’ commissions and expenses payable by the Company.
          (h) Transfer. “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any of the Equity Securities.
     2. Agreements Among the Parties.
     2.1 Investors’ Rights of First Offer.
          (a) If at any time a Shareholder desires to make a Transfer or series of related Transfers of Equity Securities (and thereby become an “Offering Holder”), then unless such Transfer is excluded under Section 2.3, the Offering Holder shall promptly give the Company and each Investor written notice thereof (the “Offer Notice”). The Offer Notice shall include a description and the amount of the Equity Securities that the Holder desires to Transfer (for the purposes of this Section 2.1, the “Offered Shares”). If any Investors so elect within ten (10) days following receipt of such notice (each, an “Electing Investor”), the Electing Investors shall have the right, on an exclusive basis, for a period of forty-five (45) days after receipt of such notice to negotiate with the Offering Holder with respect to a definitive agreement for the sale and purchase of the Offered Shares. The Offering Holder and the Electing Investors shall negotiate in good faith the terms and conditions of any such agreement.
          (b) Unless the Electing Investors agree otherwise, in the event that the Offering Holder and the Electing Investors agree to final terms and conditions for the Transfer of the Offered Shares, each Electing Investor shall be entitled to purchase all of its respective pro rata share of the Offered Shares pursuant to such Transfer. Each Electing Investor’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock or the Notes) owned by such Electing Investor and denominator of which shall be the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock or the Notes) held by all Electing Investors.
          (c) In the event any Electing Investor elects not to purchase all of its pro rata share of the Offered Shares available pursuant to its option under Section 2.1(b), each Electing Investor that has elected to purchase all of its respective pro rata share of the Offered Shares (each, a “Fully Participating Investor”) shall be entitled to purchase its respective pro rata share of all unsubscribed shares (including any shares that are unsubscribed due to any other Fully Participating Investor not exercising its option to purchase unsubscribed shares). For purposes of this Section 2.1(c), the numerator shall be the same as that used in Section 2.1(b) above and the denominator shall be the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock or the Notes) owned by all Fully Participating Investors. Each Electing Investor shall be entitled to apportion Offered Shares to be purchased among its partners and affiliates (including in the case of a venture capital fund other venture capital funds affiliated with such fund), provided that such Electing Investor notifies the Offering Holder of such allocation.
          (d) To the extent that none of the Investors exercise their right to negotiate with the Offering Holder or the Electing Investors and the Offering Holder do not reach an agreement for the sale and purchase of the Offered Shares within the time periods specified in Section 2.1(a), the Offering Holder shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares to a third-party transferee(s), on terms and conditions no less favorable to the Offering Holder than the terms proposed by any of the Electing Investors pursuant to Section 2.1(a) hereof (if applicable). In the event the Offering Holder does not sell the Offered Shares within the ninety (90) day period from the expiration of these rights, the Investors’ first offer rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Offering Holder until such rights lapse in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Investors under this Section 2.1 to offer to purchase Equity Securities from the Offering Holder shall not adversely affect their rights to make subsequent purchases from the Offering Holder of Equity Securities or subsequently participate in sales of Equity Securities by a Selling Shareholder pursuant to Section 2.2 hereof. Any definitive agreement for the sale and purchase of the Offered Shares to a third-party transferee(s) shall be subject to the Investors’ right of co-sale pursuant to Section 2.2 hereof.
     2.2 Rights of Co-Sale.
          (a) In the event the Investors fail to exercise their rights under Section 2.1 or do not reach an agreement for the purchase and sale of the Offered Shares within the time periods specified in Section 2.1(a), and if at any time thereafter a Shareholder proposes to Transfer Equity Securities (and thereby become a “Selling Holder”), the Selling Holder shall promptly give the Company and each Investor written notice of the Selling Holder’s intention to make the Transfer (for purposes of this Section 2.2, the “Transfer Notice”). The Transfer Notice shall include (i) a description of the Equity Securities to be transferred (for purposes of this Section 2.2, the “Offered Shares”), (ii) the name(s) and address(es) of the prospective transferee(s), (iii) the consideration, and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Holder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer. In the event that the Transfer is being made pursuant to the provisions of Section 2.3, the Transfer Notice shall state under which specific subsection the Transfer is being made.
          (b) Each Investor that notifies the Company and the Selling Holder in writing within five (5) days after Delivery of a Transfer Notice referred to in Section 2.2(a) that it wishes to exercise its rights of co-sale (a “Co-selling Investor”) shall have the right to participate in such sale of Equity Securities on the same terms and conditions as specified in the Transfer Notice. Such Co-selling Investor’s notice to the Company and the Selling Holder shall indicate the maximum number of shares of capital stock of the Company that the Co-selling Investor wishes to sell under his, her or its right to participate. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of shares of Equity Securities that the Selling Holder may sell in the Transfer shall be correspondingly reduced.
          (c) Each Co-selling Investor may sell all or any part of that number of shares of capital stock of the Company equal to the product obtained by multiplying (i) the aggregate number of shares of Equity Securities covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock or the Notes) owned by the Co-selling Investor on the date of the Transfer Notice and the denominator of which is the total number of shares of Common Stock (including shares of Common Stock issuable upon conversion of Preferred Stock or the Notes) owned by the Selling Shareholder and all of the Co-selling Investors on the date of the Transfer Notice.

          (d) Each Co-selling Investor shall effect its participation in the sale by promptly delivering to the Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer to the purchaser, which represent:
               (i) if the Offered Shares are shares of Series C Preferred Stock, the number of shares of Series C Preferred Stock of the Company that such Co-selling Investor elects to sell, or that number of shares of Common Stock equal to the as converted to Common Stock equivalent of that number of Offered Shares that the Selling Holder (together with any other Co-selling Investors) would be permitted to sell if the Co-selling Investor were not participating in the sale;
               (ii) if the Offered Shares are shares of Preferred Stock other than shares of Series C Preferred Stock, that number of shares of Series C Preferred Stock or Common Stock equal to the as converted to Common Stock equivalent of that number of Offered Shares that the Selling Holder (together with any other Co-selling Investors) would be permitted to sell if the Co-selling Investor were not participating in the sale;
               (iii) if the Offered Shares are shares of Common Stock, that number of shares of Common Stock, or such number of Equity Securities that are at such time convertible into the number of shares of Common Stock, that such Co-selling Investor elects to sell;
provided, however, that if the prospective third-party purchaser objects to the delivery of shares of capital stock of the Company in lieu of Common Stock, or the Co-Selling Investor desires to deliver Common Stock issuable upon the conversion of a Note, such Co-selling Investor shall convert such shares of capital stock of the Company or such Note into Common Stock and deliver Common Stock as provided in this Section 2.2. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.
          (e) The stock certificate or certificates that the Co-selling Investor delivers to the Selling Shareholder pursuant to Section 2.2(d) shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the prospective purchaser shall concurrently therewith remit to such Co-selling Investor that portion of the sale proceeds to which such Co-selling Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Co-selling Investor exercising its rights of co-sale hereunder, the Selling Holder shall not sell to such prospective purchaser or purchasers any Equity Securities unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from such Co-selling Investor for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice. In the event that a Co-selling Investor elects to participate in a sale of Equity Securities pursuant to this Section 2.2, and notwithstanding such election any Selling Holder fails to comply with such election, such Selling Holder agrees to purchase the Equity Securities held by such Co-selling Investor in accordance with this Agreement provided such Co-selling Investor has otherwise complied with the provisions of this Section 2.2.

          (f) To the extent that the Investors have not exercised their right to participate in the sale of the Offered Shares within the time periods specified in Section 2.2(b), the Selling Holder shall have a period of ninety (90) days from the expiration of such rights in which to sell the Offered Shares upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice, to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first offer and co-sale under this Agreement. In the event the Selling Holder does not consummate the sale or disposition of the Offered Shares within the ninety (90) day period from the expiration of these rights, the Investors’ first offer and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Investors under this Section 2.2 to participate in sales of Equity Securities by the Selling Holder shall not adversely affect their rights to make subsequent offers to purchase from the Selling Holder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder.
     2.3 Limitations to Rights of First Offer and Co-Sale.
          (a) Notwithstanding the provisions of Section 2.1 and Section 2.2 of this Agreement, the first offer and co-sale rights of the Investors shall not apply (i) in the case of a company, corporation or a partnership, to the Transfer of Equity Securities to any members, shareholders or partners thereof (each, an “Indirect Shareholder” of the Company) or to any entity controlled by, controlling or under common control with the transferor; (ii) to the Transfer of Equity Securities to any spouse or member of a Holder’s Immediate Family, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary for the account of the Holder’s or Indirect Shareholder’s spouse or members of the Holder’s immediate family, or to a trust for the Indirect Shareholder’s own self, or a charitable remainder trust; or (iii) to a QIPO; provided, however, that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i) or (ii), (I) the Holder shall inform the Investors and the Company in writing of such Transfer prior to effecting it, and (II) each such transferee or assignee, prior to the completion of the Transfer, shall have executed documents assuming the obligations of the Holder under this Agreement with respect to the transferred Equity Securities. Except with respect to the Equity Securities transferred under clause (iii) above (which Equity Securities shall no longer be subject to the first offer or co-sale rights of the of the Investors), such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as the “Holder” for purposes of this Agreement. For purposes of this Section 2.3(a), “Holder’s Immediate Family” shall include any spouse, father, mother, sibling or lineal descendant of Holder, Holder’s spouse or an Indirect Shareholder.
          (b) Notwithstanding the provisions of Section 2.1 of this Agreement, the rights of first offer of the Investors shall not apply to Transfers of Equity Securities of one or more individual Shareholders until the aggregate amount of such sales after the date hereof shall equal $1,000,000; provided, however, that the purchase of Equity Securities by the Company in connection with the termination of a Shareholder’s employment with the Company shall not be a Transfer included in the $1,000,000 threshold.

          (c) Notwithstanding the provisions of Section 2.2 of this Agreement, a majority in interest of the Common Stock issuable upon the conversion of the Series C Preferred Stock and a majority in interest of the Common Stock issuable upon the conversion of the Notes held by the Investors may waive in writing the co-sale rights with respect to a given Transfer. Moreover, the co-sale rights of the Investors shall not apply to (i) any Transfers of Equity Securities of one or more individual Shareholders until the aggregate amount of such Transfers after the date hereof shall equal $1,000,000, exclusive of any Transfers of Equity Securities within any fiscal year by individual Shareholders of up to twenty percent (20%) of the Equity Securities (including for such purpose any Equity Securities which are the subject of options or other rights to purchase) held by such Shareholder on the date hereof until such $1,000,000 limitation is achieved; and (ii) the purchase of Equity Securities by the Company in connection with the termination of a Shareholder’s employment with the Company. Notwithstanding the foregoing, however, any proposed Transfer by Neal R. Verfeurth that would result in him owning less than sixty percent (60%) of the number of shares of the Company’s Common Stock that he owned on the date hereof (excluding unexercised options), whether or not the $1,000,000 threshold has been achieved, shall be subject to the Investors’ rights of co-sale set forth in Section 2.2.
     2.4 Right of Stock Transfer. The parties hereto agree that no Holder shall Transfer Equity Securities to any competitor of the Company. If at any time a Holder proposes to Transfer Equity Securities, it shall notify the Company of the identity of such transferee no later than ten (10) business days prior to entering into a definitive agreement with respect to such Transfer. If a majority of the Independent Directors reasonably determines within such ten (10) business day period that the proposed transferee is a competitor of the Company and that such Transfer would not be in the best interest of the Company, the Board shall immediately notify the Holder of such determination and the Holder shall be prohibited from transferring any Equity Securities to such proposed transferee; provided, however, that the Board’s consent to Transfer by an Investor shall not be unreasonably withheld.
     Any sale, assignment, transfer, pledge, hypothecation or other encumbrance or disposition of Equity Securities not made in conformance with this Agreement or in violation of applicable law shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.
     3. Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the Investors hereunder are only assignable (a) to any other Investor; (b) to a partner, member or affiliate of such Investor (including affiliated venture capital funds of which such Investor is a partner or member); or (c) to an assignee or transferee who acquires (i) all of the Equity Securities held by a particular Investor, (ii) at least two hundred fifty thousand (250,000) shares of the Series C Preferred Stock (or shares of Common Stock into which such Series C Preferred Stock has been converted) purchased pursuant to the Series C Purchase Agreement (subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) from such Investor, or (iii) an interest in a Note convertible into at least two hundred fifty thousand (250,000) shares of Common Stock into which the Notes may have been converted or a portion of a Note convertible into at least two hundred fifty thousand (250,000) shares of Common Stock, purchased pursuant to the Note

(subject to adjustment for stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company) from such Investor.
     4. Legend. Each existing or replacement certificate for shares now owned or hereafter acquired by the Holders shall bear the following legend upon its face:
“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN FIRST OFFER AND CO-SALE AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
     5. Effect of Change in Company’s Capital Structure. If, from time to time, the Company pays a stock dividend or effects a stock split or other change in the character or amount of any of the outstanding stock of the Company, then in such event any and all new, substituted or additional securities to which a Holder is entitled by reason of such Holder’s ownership of Equity Securities shall be immediately subject to the rights and obligations set forth in this Agreement with the same force and effect as the stock subject to such rights immediately before such event.
     6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6).
     7. Further Instruments and Actions. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each such party agrees to cooperate affirmatively with each other party, and to the extent reasonably requested by any such party, to enforce rights and obligations pursuant hereto.
     8. Term. This Agreement shall terminate and be of no further force or effect upon (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to an initial public offering under the Securities Act of 1933, or (b) the consummation of a Deemed Liquidation Event, as such term is defined in the Company’s Amended and Restated Articles of Incorporation. This Agreement shall terminate with respect to any Shareholder upon the termination of such Shareholder as an officer or director of the Company.

     9. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investors holding at least a majority of the shares of Common Stock and a majority of the shares of Common Stock issuable upon conversion of the Notes (assuming full conversion at the then effective conversion rate of all shares of Preferred Stock or Notes owned by all of the Investors) held by all Investors. Notwithstanding the foregoing, in the event that such amendment or waiver adversely affects the obligations or rights of a Shareholder under this Agreement, such amendment or waiver shall also require the written consent of such adversely affected Shareholder or, if multiple Shareholders are so adversely affected, the holders of a majority in interest of such adversely affected Shareholders. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon all Holders and their respective successors and assigns.
     10. Governing Law. This Agreement shall be interpreted under the laws of the State of Wisconsin without reference to Wisconsin conflicts of law provisions.
     11. Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
     12. Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
     13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     14. Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

     15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any other prior agreements between the parties hereto with respect to the subject matter hereof, including the Original Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any representations, warranties, covenant and agreements except as specifically set forth herein.
{Remainder of Page Intentionally Left Blank – Signature Pages Immediately Follow}

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated First Offer and Co-sale Agreement as of the date first written above.

COMPANY

ORION ENERGY SYSTEMS, INC.

By:	/s/ Neal Verfuerth

Name:
Title:

Address:

Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

INVESTORS:

CLEAN TECHNOLOGY FUND II, LP
By:	Expansion Capital Partners II, LP,
its General Partner

By:	Expansion Capital Partners II — General
Partner, LLC, its General Partner

By:	/s/ Bernardo H. Llovera

Name: Bernardo H. Llovera
Title: Managing Member

Address:	90 Park Avenue, Suite 1700
New York, NY 10016

GE CAPITAL EQUITY INVESTMENTS, INC.

By:	/s/ Michael Donnelly

Name:
Title:

Address:

CAPVEST VENTURE FUND, LP

By:

By:	/s/

Name:
Title:

Address:

Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

TECHNOLOGY TRANSFORMATION VENTURE FUND, LP

By:

By:	/s/

Name:

Title:

Address:

Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

SHAREHOLDERS:

/s/ Neal Verfuerth

Neal Verfuerth

Address:

/s/ Michael Potts

Michael Potts

Address:

/s/ Patricia Verfuerth

Patricia Verfuerth

Address:

/s/ Daniel Waibel

Daniel Waibel

Address:

/s/ John Scribante

John Scribante

Address:

[Signatures continued on next page]
Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

/s/ Erik G. Birkerts

Erik G. Birkerts

Address:

/s/ Rick Olsen

Rick Olsen

Address:

/s/ Daniel Czaja

Daniel Czaja

Address:

/s/ Eric von Estorff

Eric von Estorff

Address:

/s/ Patrick Trotter

Patrick Trotter

Address:

[Signatures continued on next page]
Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

/s/ Eckhart Grohmann

Eckhart Grohmann

Address:

/s/ Jim Kackley

Jim Kackley

Address:

/s/ Thomas A. Quadracci

Thomas A. Quadracci

Address:

/s/ Diana Propper de Callejon

Diana Propper de Callejon

Address:

/s/ Ronald Ernst

Ronald Ernst

Address:

[Signatures continued on next page]
Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

/s/ Stephen Heins

Stephen Heins

Address:

Signature Page to Orion Energy Systems, Inc.
Amended and Restated First Offer and Co-Sale Agreement

Schedule A
Shareholders

Officers

President and CEO	Neal Verfuerth
Executive Vice President	Michael Potts
Vice President, Operations	Patricia Verfuerth
CFO and Treasurer	Daniel Waibel
Senior Vice President, Business Development	John Scribante
Vice President, Strategic Initiatives	Erik G. Birkerts
Vice President, Technical Services	Rick Olsen
Vice President, National Accounts	Daniel Czaja
Vice President, General Counsel and Corporate Secretary	Eric von Estorff
Vice President, Manufacturing and Engineering	Ronald Ernst
Vice President, Communications	Stephen Heins

Directors

Neal Verfuerth
Michael Potts
Patrick Trotter
Eckhart Grohmann
Jim Kackley
Thomas A. Quadracci
Diana Propper de Callejon